Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CONTINENTAL RESOURCES, INC.

The undersigned James R. Webb hereby certifies that:

A.
He is the duly elected and acting Senior Vice President, General Counsel and Secretary of Continental Resources, Inc. (the “Corporation”).
B.
The Corporation was originally incorporated as Shelly Dean Oil Company, and the original Certificate of Incorporation was filed with the Secretary of State of Oklahoma on November 16, 1967, with amendments filed on September 23, 1976, June 30, 1980, January 30, 1987, June 25, 1987, June 21, 1991, October 1, 1991, and May 6, 1993 (as amended, the “Original Certificate”).
C.
The Original Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Oklahoma on July 16, 1998 (the “Restated Certificate”).
D.
The Restated Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Oklahoma on January 8, 2001, with amendments filed on July 20, 2001, and December 22, 2004 (as amended, the “Second Restated Certificate”).
E.
The Second Restated Certificate was amended and restated by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Oklahoma on May 17, 2007, with amendments filed on June 15, 2015, and May 21, 2020 (as amended, the “Third Amended and Restated Certificate”).
F.
The Third Amended and Restated Certificate was amended and restated by the Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Oklahoma on November 22, 2022 (as amended, the “Fourth Amended and Restated Certificate”).
G.
This Fifth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 1077 and 1080 of the Oklahoma General Corporation Act (the “Act”) by resolution of the Board of Directors of the Corporation (the “Board”) and by written consent of the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon, and written notice of the corporate action has been given to the shareholders of the Corporation, if any, who have not so consented in writing, all in accordance with the provisions of the Act (the “Fifth Amended and Restated Certificate”).
H.
The text of the Fifth Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

SECTION 1. Name. The name of the corporation (“Corporation”) is:

Continental Resources, Inc.

SECTION 2. Registered Office and Agent. The address of the registered office of the Corporation in the State of Oklahoma is 1833 South Morgan Road, Oklahoma City, Oklahoma County, Oklahoma 73128. The name of its registered agent at such address is CT Corporation.

SECTION 3. Purposes. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Act.

SECTION 4. Existence. The term of the Corporation is perpetual.

SECTION 5. Authorized Capital Stock.

5.1 Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,025,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”), and 25,000,000 shares designated as Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”). The holders of a majority of the stock entitled to vote may increase or decrease the number of authorized shares of Preferred Stock without a separate vote of holders of Preferred Stock as a class.

5.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors and the Executive Committee (if any) are each authorized: (i) to provide by resolution or resolutions from time to time for the issuance of shares of Preferred Stock in one or more series; (ii) to establish from time to time the number of shares to be included in each such series; (iii) (to the extent not expressly provided for herein) to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions, if any, thereof, by filing one or more certificates pursuant to the Act (hereinafter, referred to as a “Preferred Stock Designation”); and (iv) to increase or decrease the number of shares of any such series to the extent permitted by the Act and the Preferred Stock Designation (but not below the number of shares thereof then outstanding). The Board of Directors and the Executive Committee shall each have the authority with respect to each series, including, but not be limited to, determination of the following:

(a)
The designation of the series, which may be by distinguishing the number, letter or title of such series;
(b)
The number of shares of the series;
(c)
Whether dividends, if any, shall be paid in cash or in capital stock or other securities, whether such dividends shall be cumulative (and, if so, from which date or dates for each such series) or noncumulative, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or any other series of capital stock, and the dividend rate, if any, of the series;
(d)
Conditions and dates upon which dividends, if any, shall be payable;
(e)
The redemption rights and redemption price or prices, if any, for shares of the series;
(f)
The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(g)
The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)
Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of capital stock, or any other security, of the Corporation or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable, and all other terms and conditions upon which such conversion or exchange may be made;
(i)
Restrictions on the issuance of shares of the same series or of any other class or series;
(j)
The voting rights, if any, of the holders of shares of the series, whether as a class or otherwise, with respect to the election of Directors or otherwise;
(k)
The price or other consideration for which shares of the series shall be issued and, if deemed desirable, the stated value or other valuation of the shares constituting such series; and
(l)
Any other relative rights, preferences and limitations of that series.

5.3 Common Stock.

(a)
The Corporation may issue Common Stock from time to time in one or more series, without further shareholder approval. The Board of Directors and the Executive Committee (if any) are each hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Common Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including provisions with respect to dividends, liquidation and acquisition preferences, redemption, conversion, approval of matters by vote or combination of the foregoing), or senior to any of those of any present or future class or series of Common Stock; provided that at least one series of Common Stock shall entitle its holders to one vote for each share held on all matters voted upon by the shareholders and shall not be subject to redemption. The Board of Directors and the Executive Committee are each also authorized to increase or decrease the number of shares of any series before or after the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had before the adoption of the resolution originally fixing the number of shares of such series.
(b)
Unless otherwise designated by the Board of Directors or the Executive Committee, the Common Stock shall have no preferences as to dividends or liquidation, shall not be subject to redemption, and shall entitle its holders to one vote for each share held on all matters voted upon by the shareholders.

SECTION 6. Board of Directors; Executive Committee; Management of the Corporation.

6.1 Director Discretion. In determining what he or she reasonably believes to be in the best interests of the Corporation in the performance of his or her duties as a Director (including a member of the Executive Committee, if any), a Director may consider, to the extent permitted by law, both in the consideration of tender and exchange offers, mergers, consolidations and sales of all or substantially all of the Corporation’s assets and otherwise, such factors as the Board of Directors or the Executive Committee determines to be relevant, including, without limitation:

(a)
The long-term and short-term interests of the Corporation and its shareholders, including the possibility that the interests may be best served by the continued independence of the Corporation;
(b)
Whether the proposed transaction might violate state or federal laws;
(c)
If applicable, not only the consideration being offered in a proposed transaction, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and the Corporation’s financial condition and future prospects; and
(d)
The interests of the Corporation’s employees, suppliers, creditors and customers, the economy of the state, region and nation, and community and societal considerations.

In connection with any such evaluation, the Board of Directors and the Executive Committee are each authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

6.2 Management of Business. The following provisions are included for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its Directors and shareholders.

(a)
Subject to the rights of any holders of any series of Preferred Stock, if any, to elect additional Directors under specified circumstances, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director or the entire Board of Directors, with or without cause.
(b)
The Bylaws may provide for the designation of one or more Directors to serve on an Executive Committee. As authorized under subsection A of Section 1027 of the Act, the Executive Committee and its members may exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors or the Directors under the Act. The acts of the Executive Committee shall not take precedence over any conflicting act of the Board of Directors. Any reference to the Executive Committee in this Fifth Amended and Restated Certificate shall not be construed to require the existence of such a committee for purposes of this document, but are included to clarify the scope of authority available to such committee, if constituted.
(c)
Vacancies in the Board of Directors or the Executive Committee resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created Directorships resulting from any increase in the authorized number of Directors shall be filled in the manner provided in the Bylaws of the Corporation.
(d)
The election of Directors may be conducted in any manner approved by the Board of Directors at the time when the election is held and need not be by written ballot.

(e)
All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be jointly vested in and severally exercised by the Board of Directors and the Executive Committee.
(f)
The Board of Directors and the Executive Committee shall each have the power without the assent or vote of the shareholders to adopt, amend, alter or repeal the Bylaws of the Corporation.

6.3 Limitation of Director Liability. No Director (including a Director serving as a member of the Executive Committee, if any) shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such Director as a Director (or member of the Executive Committee). Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law: (a) for breach of the Director’s duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 1053 of the Act; or (d) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring before such amendment.

SECTION 7. Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change, or repeal any provisions of this Certificate of Incorporation in the manner now or later prescribed by statute. All rights, powers, privileges, and discretionary authority granted or conferred upon shareholders or Directors are granted subject to this reservation.

The foregoing Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and shareholders in accordance with the applicable provisions of Sections 1077 and 1080 of the Act and is executed this February 9, 2023, by the Senior Vice President, General Counsel and Secretary of the Corporation.

CONTINENTAL RESOURCES, INC.

By: /s/ James R. Webb

James R. Webb, Senior Vice President,
General Counsel and Secretary